Exhibit 99.1

Intersect ENT Reports Second Quarter 2020 Financial Results

MENLO PARK, Calif. — August 4, 2020 — Intersect ENT, Inc. (Nasdaq: XENT), a company transforming care for patients with ear, nose and throat (“ENT”) conditions, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Overview

•	Revenue of $9.8 million in the second quarter of 2020, compared to $26.7 million in the second quarter of 2019

•	Strong sales trend reinforces confidence in sequential second half revenue growth

•	Cash, Cash Equivalents and Short-term Investments of $135.8 million

Total revenue was $9.8 million for the second quarter of 2020 compared to $26.7 million for the same period of 2019. This year-on-year decrease was attributable to hospitals suspending elective surgical procedures, and reduced ENT office visits, as a result of the COVID-19 pandemic. Revenue for the PROPEL® family of products for the quarter was $9.5 million. For the quarter, the Company generated significant revenue improvements with monthly revenues of $700 thousand, $3.1 million and $6.0 million in April, May and June, respectively. This trend continued with preliminary sales of approximately $8.2 million in July 2020.

“While well below last year, we achieved stronger than expected second quarter revenues led by the return of sinus surgery procedures using PROPEL as the U.S. market began to overcome the challenges of the COVID-19 pandemic,” said Thomas A. West, President and CEO. “Our revenue performance reflected increasing momentum in the quarter with May stronger than a very soft April and June stronger than May. This momentum stemmed from the continued refinement, investment and improvement in our commercial execution on top of the pent-up demand of untreated patients awaiting care for chronic rhinosinusitis. In addition to steadily improving PROPEL volumes, SINUVA patient referrals also experienced a progressive rise throughout the quarter. We anticipate continued increases in elective sinus procedures that will drive sequential revenue growth during the second half of 2020, a trend we are already seeing as evidenced by our strong revenue performance in July.”

During the second quarter of 2020, the Company incurred idle facility charges of $4.4 million associated with the COVID-19 pandemic that reduced gross margin by approximately 45%. As a result, gross profit for the second quarter of 2020 was $2.4 million and gross margin was 25%, compared to gross profit of $21.6 million and gross margin of 81% for the same period of 2019. The Company expects gross margin to steadily improve in the second half of 2020 as, and to the extent, volume and production return to normal.

Operating expenses for the second quarter of 2020 were $23.5 million, compared to $33.7 million in the same period of 2019 reflecting the Company’s cost reduction actions to curtail spending given the uncertainties of the COVID-19 pandemic. R&D expenses decreased to $4.0 million from $6.0 million for the same period of 2019 as the Company delayed starting certain clinical efforts until later in 2020. SG&A expenses decreased to $19.5 million from $27.6 million for the same period of 2019.

Net loss for the second quarter of 2020 was $23.1 million, or $0.71 per share, compared to $11.4 million, or $0.36 per share, in the same period of 2019. Adjusted net loss for the second quarter of 2020 was $21.1 million, or $0.65 per share. Adjusted net loss excludes $1.8 million in losses on embedded derivatives and $0.2 million in restructuring costs. There were no adjustments in the same period of 2019.

The balance of cash, cash equivalents and short-term investments as of June 30, 2020 was $135.8 million, compared to $90.6 million at the start of the year. As previously announced, the Company expects to achieve approximately $40.0 million in cash savings for the full-year 2020 from its cost reduction efforts. For the second quarter of 2020, the Company slightly exceeded its cost savings plan realizing approximately $15.0 million in cash savings.

Outlook

As previously announced, due to the rapidly evolving environment and continued uncertainties resulting from the impact of COVID-19, Intersect ENT withdrew its annual guidance for 2020. Based on second quarter elective procedure volumes and referral trends, in addition to the strong third quarter start, the Company expects a sequential increase in revenues during the second half of 2020 from second quarter 2020 levels and to grow revenues in 2021 relative to 2019. The Company believes it will also return to gross margin levels in the mid-70% range by year end 2020. As a result of the Company’s cost reduction initiatives and capital raise of $65.0 million announced in May, the Company continues to believe it has adequate capital to operate effectively through 2022.

Non-GAAP Measures vs. GAAP Financial Measures

This release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release. These non-GAAP financial measures differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP.

The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures are useful to investors as they reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 8:30 a.m. ET (5:30 a.m. PT) today to discuss the Company’s second quarter 2020 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10145790.

A replay of the conference call may be accessed one to two hours after the call at www.intersectENT.com or via phone at 877-344-7529 or 412-317-0088 for international callers. The reference number to enter the replay of the call is 10145790. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is company transforming care for patients with ear, nose and throat conditions. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s expectations that continued increases in elective sinus procedures will drive sequential revenue growth during the second half of 2020, that gross margin will steadily improve in the second half of 2020 as and to the extent volume and production return to normal levels, and that it expects to achieve approximately $40.0 million in cash savings for the full-year 2020 from its cost reduction efforts, as well as the statements under the caption “Outlook”, are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include: the duration and severity of the COVID-19 pandemic is unknown and could continue, and be more severe, than Intersect ENT currently expects; the unknown state of the U.S. economy following the pandemic; the level of demand for Intersect ENT’s products as the pandemic subsides; the ability of Intersect ENT to effectively and efficiently resume full commercial and manufacturing operations; the time it will take for the economy to recover from the pandemic; and the sufficiency of capital to run the Company through 2022. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and others which are described in the Company’s latest Form 10-K and 10-Q filed with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

CONTACT:

Intersect ENT, Inc.

Randy Meier, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$9,780	$26,659	$29,606	$53,332
Cost of sales	7,357	5,046	13,767	9,691

Gross profit	2,423	21,613	15,839	43,641
Gross margin	25%	81%	53%	82%

Operating expenses:
Selling, general and administrative	19,497	27,611	45,697	54,818
Research and development	4,018	6,041	9,164	12,307

Total operating expenses	23,515	33,652	54,861	67,125

Loss from operations	(21,092)	(12,039)	(39,022)	(23,484)
Interest expense	(486)	—	(486)	—
Other income (expense), net	(1,546)	655	(1,149)	1,295

Net loss	$(23,124)	$(11,384)	$(40,657)	$(22,189)

Net loss per share, basic and diluted	$(0.71)	$(0.36)	$(1.25)	$(0.71)

Weighted average common shares used to compute net loss per share, basic and diluted	32,595	31,362	32,480	31,141

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash, cash equivalents and short-term investments	$135,831	$90,638
Accounts receivable, net	7,653	19,113
Inventories, net	14,007	17,000
Prepaid expenses and other current assets	1,964	2,300

Total current assets	159,455	129,051
Property and equipment, net	5,893	6,312
Operating lease right-of-use assets	10,901	11,980
Other non-current assets	533	559

Total assets	$176,782	$147,902

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,616	$4,056
Accrued compensation	8,077	12,717
Other current liabilities	3,437	2,163

Total current liabilities	14,130	18,936
Operating lease liabilities	9,645	10,886
Convertible notes, net	63,874	—
Other non-current liabilities	22	22

Total liabilities	87,671	29,844
Total stockholders’ equity	89,111	118,058

Total liabilities and stockholders’ equity	$176,782	$147,902

Intersect ENT, Inc.

Reconciliation of Condensed Consolidated GAAP Financial Measures to Non-GAAP Financial Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Non-GAAP Net Loss
Net Loss, as reported (GAAP)	$(23,124)	$(11,384)	$(40,657)	$(22,189)
Loss on embedded derivatives	1,796	—	1,796	—
Restructuring costs	242	—	242	—

Adjusted Net Loss (non-GAAP)	$(21,086)	$(11,384)	$(38,619)	$(22,189)

Basic and Diluted Net Loss per Share:
Net Loss per share, as reported (GAAP)	$(0.71)	$(0.36)	$(1.25)	$(0.71)
Adjusted Net Loss per share (non-GAAP)	$(0.65)	$(0.36)	$(1.19)	$(0.71)

Shares used to compute GAAP and Non- GAAP Basic and Diluted Net Loss per Share	32,595	31,362	32,480	31,141